EXHIBIT 99


US DIAGNOSTIC INC.

         INVESTOR CONTACT:
         Randy C. Sklar EVP
         Investor Relations
         (561) 833-1495 ext. 233
         website: www.usdl.com

                              For Immediate Release

                           US DIAGNOSTIC INC. REPORTS
                      THE SALE OF MEDICAL DIAGNOSTICS, INC.

West Palm Beach, FL, March 31, 1998 - US Diagnostic Inc. (NASDAQ:USDL) announced today that it has entered into a definitive agreement to sell certain non-core assets, specifically the Company's mobile subsidiary Medical Diagnostics, Inc. ("MDI") to Alliance Imaging Inc. for $35.6 million in cash, including assumption of debt. The agreement, which is subject to Hart-Scott-Rodino clearance is expected to close in May. The proceeds of the sale will be used to reduce the Company's debt and to bolster the Company's cash reserves, which have been negatively affected by the events of 1997. Mobile imaging operations do not conform with the Company's core business of fixed site MRI and multimodality imaging centers.

The Company also reported that it has filed for a 15 day extension with which to file with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and will report its results no later than April 15, 1998. This extension is primarily due to the complexity of accounting for the impairment of the goodwill charge discussed below, and the tax consequences thereof.

The Company expects to record a pre-tax charge during the fourth quarter of approximately $90 million related primarily to the impairment of goodwill of certain imaging centers acquired during 1995 and 1996. The impairment of goodwill is a non-cash charge.

Although definitive financial results are not yet available, the Company will post a loss for the year ended December 31, 1997. Net revenue and scan volume for the year, however, reached record levels.

Joseph A. Paul, President and Chief Executive Officer of US Diagnostic stated, "We have addressed the challenges of 1997, and the decisive changes which were effected on our Balance Sheet now enable the Company to deploy a four part strategy for growth:

/bullet/ Continue the cost reduction plan implemented in the first quarter of 1998. The cost reduction plan, now underway, includes a significant reduction in nonessential staff and other consolidation synergy, heretofore not applied. The aggregate reduction of these employee-related expenses is expected to save approximately $5 million annually. The Company continues to focus upon other efficiencies in its operations and expects to see significant improvement in the quarter ending March 31, 1998.

/bullet/ Divest non-core assets and focus upon our core business. In addition to the MDI transaction described above, the Company is currently reviewing other non-core assets and will pursue other such sales as warranted.

/bullet/  Refinance the Company's long term debt, and

/bullet/ once the first three steps have been accomplished, institute a sustained strategy of prudent acquisitions and new center development. While the resumption of significant acquisition activity is contingent upon the aforementioned growth strategy, the Company is continually pursuing the development of new imaging sites, which complement the Company's network strategy. Such sites include new state-of-the-art multimodality centers in Queens, NY, Wilkes Barre, PA, and Chatham, NJ, all opened or to be opened during the first and second quarters of 1998."

US Diagnostic Inc. is the leading provider of radiology services focused on the development, acquisition, operation and management of multi-modality diagnostic imaging centers and related medical facilities in the United States. The Company has locations in 18 states and owns or operates 111 fixed site diagnostic imaging facilities, provides mobile imaging services to 40 hospitals and manages 19 additional facilities.



Statements contained in this press release, which are not historical facts, are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, including but not limited to economic, competitive and other factors affecting the Company's operations, markets, expansion strategies, the remittance of payments by third party payors, adequate collection of accounts receivable, available financing, government regulations involving the Company, facts and events not known at the time of this press release, and other factors discussed in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond the Company's control. Actual results could differ materially from the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results anticipated in the forward-looking information in this press release will, in fact, occur.

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